UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Alliance Semiconductor Corporation
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Email communication sent on September 7, 2005 from N. Damodar Reddy, Chairman of the Board, President Chief Executive Officer and Interim Chief Financial Officer of Alliance Semiconductor Corporation, to certain stockholders of the Company.
Dear Stockholder,
Alliance Semiconductor Corporation (the “Company”) will hold its annual meeting of stockholders on Thursday, October 20, 2005. Last Friday, the Company filed with the Securities and Exchange Commission its preliminary proxy materials relating to the meeting.
Included in that material is a letter signed by myself and all of our independent directors which briefly describes our plans for the future direction of the Company, including our intention to (i) liquidate our investment in United Microelectronics Corporation and distribute to our stockholders a portion of the resulting proceeds and (ii) dispose of our interests in Alliance Ventures Management to a third party, distribute such interests to our stockholders or entice an investment from a third party into Alliance Venture Management. A copy of that letter accompanies this email message.
We believe that these actions, together with our plans for our semiconductor business, will enhance value for all stockholders. We appreciate your continued support and urge you to cast your vote in favor of the Board’s nominees at the upcoming annual meeting.
I encourage you to call me with your questions. I will return on September 12th from a visit to the Company’s facilities in India and I would be quite happy to speak with you at that time.
Very truly yours,
N. Damodar Reddy

Chairman of the Board, President,
Chief Executive Officer and Interim Chief Financial Officer
Important Note: The Board of Directors has filed a preliminary proxy statement with the Securities and Exchange Commission relating to its solicitation of proxies for the Company’s Annual Meeting of Stockholders. Alliance Semiconductor stockholders are urged to read the Company’s proxy statement because it contains important information. Alliance Semiconductor stockholders are able to obtain a copy of the proxy statement, and any other relevant documents, for free at the Securities and Exchange Commission’s web site located at www.sec.gov. Alliance Semiconductor stockholders are also able to obtain a free copy of the proxy statement, and other relevant documents, by contacting Alliance Semiconductor Investor Relations. All of the Alliance Semiconductor directors will be deemed to be participants in the Board’s solicitation of proxies, and certain of the executive officers of Alliance Semiconductor may be deemed to be participants in the Board’s solicitation of proxies. A description of the direct and indirect interests, by security holdings or otherwise, of these participants in the Board’s solicitation of proxies is set forth in the preliminary proxy statement filed by Alliance Semiconductor with the Securities and Exchange Commission in connection with the Annual Meeting.

Accompanying letter
Preliminary Copies
Alliance Semiconductor Corporation
2575 Augustine Drive
Santa Clara, CA 95054
September 15, 2005
Dear Stockholder:
     You are cordially invited to attend the annual meeting of stockholders of Alliance Semiconductor Corporation at 10:00 a.m., local time, on October 20, 2005 at the Biltmore Hotel, 2151 Laurelwood Rd., Santa Clara, CA 95054. At the meeting we will elect directors, ratify the Company’s choice of independent registered public accounting firm and conduct any other business that properly comes before the meeting or any adjournments or postponements of the meeting.
     Enclosed with this letter is our notice of meeting, proxy statement and WHITE proxy card with detailed information about the meeting, the election of directors, our Board’s nominees for directors and other information concerning the Company. Also enclosed is our fiscal 2005 Annual Report. We urge you to read this information carefully.
     Your vote is very important. Whether or not you plan to attend the meeting, we urge you to complete, sign, date and return the enclosed WHITE proxy card as promptly as possible in the enclosed postage-paid envelope.
     You can find more information about each of these items, which includes (i) the nominees for Directors and (ii) ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2006 in the attached Proxy Statement. In addition, we will review with you the affairs and progress of Alliance Semiconductor during the past fiscal year and in the recent months and our plans for the future direction of the Company, which I will summarize briefly below.
Where We Are
     In 2001, we made the strategic decision to diversify our business by exiting commodity memory products, specifically DRAM, and expand into cutting-edge technologies within Analog/ Mixed Signal and System Solutions. In order to achieve this goal, we had to invest the time and resources in research and development in order to broaden our business into these growing market segments.
     The investment cycle in this strategy has been long, and our financial performance for the past several years has been disappointing. However, we believe that diversifying our business was the right strategic decision for the Company and its stockholders. Rather than being reliant on one product group or market segment, we now have the opportunity to cross-sell our products to multiple customers for a variety of applications. Indicative of our progress, revenue from the Analog/ Mixed Signal and System Solutions business units represented approximately 50 percent of total revenue for fiscal year 2005, compared to 33 percent of total revenue for fiscal year 2004. Additionally, our Analog/ Mixed Signal business unit continued to gain momentum as evidenced by the release of 108 new products complemented by a revenue increase of 70 percent over the prior year. We have also achieved significant design wins with key OEMs, such as Canon, Dell, Panasonic, Samsung, Sanyo, Sharp, Cisco and LG. Much of our progress in the Analog/ Mixed Signal and System Solutions business units is attributable to our acquisition of several former Alliance Ventures Management portfolio companies, such as Chip Engines and SiPackets.
     While there is still substantial work to be accomplished, we remain committed to our core semiconductor business. However, we think that the time is now right to enhance our team and to make changes in our cost structure and other parts of our operations in order to maximize stockholder value.
Where We Are Going
     Our Board of Directors, in consultation with the financial advisor to the Board of Directors’ Special Committee, has decided to adopt a three part strategy for restructuring the Company:
•	Liquidate Marketable Securities And Return Cash To Stockholders. Recently, we have begun liquidating our United Microelectronic Corporation (“UMC”) holdings. We currently intend to use a portion of the proceeds from this sale, after making appropriate reserves for taxes and other liabilities of the Company, including any amounts owed as a result of our ongoing tax audit, to try to maximize near-term stockholder value. We are in the process of evaluating, in conjunction with our tax, legal and financial advisors, the relative merits of returning value to our stockholders through either a special cash dividend or some manner of stock repurchase program, including possibly an issuer tender offer where stockholders can sell a portion of their holdings to the Company for cash. Additional information regarding the nature and timing of such will be forthcoming.

•	Alliance Ventures Management Holdings. We have also determined that it is in the best interests of the Company and its stockholders to dispose of our interests in Alliance Ventures Management to a third party, distribute such interests to our stockholders or entice an investment from a third party into Alliance Venture Management. Two years ago we evaluated this issue, and determined that divestiture was premature, in part because of the relative immaturity of the Alliance Ventures Management portfolio of investments and the potential strategic value of such investments to our business. We subsequently determined, however, that we would not authorize investments in any new portfolio companies through Alliance Venture Management. As part of our ongoing review, we now believe that it is in the best interests of the Company and its stockholders to dispose of our interests in Alliance Ventures Management to a third party, to distribute such interests to our stockholders through a vehicle such as a liquidating trust or to attract a third-party investment. We are in the process of evaluating, in conjunction with our tax, legal and financial advisors the best mechanism through which to accomplish a material sale or distribution. This process involves careful analysis of tax, regulatory and contractual matters. However, make no mistake about it: your existing Board of Directors is committed to: (i) disposing of our interests in Alliance Ventures Management to a third party and distributing net proceeds to our stockholders (either through a special dividend or some manner of stock repurchase), (ii) distributing such interests to our stockholders directly or (iii) finding a third-party investor to underwrite future investments.

•	Focus on Semiconductor Operations with Financial Discipline. Our goal is to become a leading provider of high performance semiconductor products. Our focus during fiscal year 2006 will be on controlling costs and expanding revenues, while developing the next generation product offerings in each of our business units, penetration of the high growth markets that our products address, as well as the expansion of key OEM relationships. We have recently taken several steps toward achieving these goals:
•	We have enhanced the Company’s executive management team by promoting Dr. Nirmal Saxena to serve as the Company’s Executive Vice President, Chief Operating Officer and Chief Technology Officer. Dr. Saxena joined the Company in April 2003 and brings more than 20 years of management, technical, and research experience in the areas of VLSI design and test, instruction and packet processing architectures, coding and information theory and fault-tolerant computing. Dr. Saxena is responsible for the architecture definition, engineering management, and new product development. In addition to his duties with Alliance, Dr. Saxena is also a Consulting Professor in the Electrical Engineering Department at Stanford University. Prior to joining Alliance, Dr. Saxena was VP of Architecture at Chip Engines (which was acquired by Alliance) where he was responsible for the design and development of Resilient Packet Ring (RPR) controllers. Dr. Saxena has served in senior technical positions at Tiara Networks (now Tasman Networks), the Stanford Center for Reliable Computing, Silicon Graphics, HaL Computers, and Hewlett Packard. Dr. Saxena holds a Ph.D from Stanford University, and he is a Fellow of the IEEE.
•	Professor Edward J. McCluskey of Stanford University has agreed to serve on our Board of Directors. We believe that adding an independent Director with Professor McCluskey’s reputation, technical experience, deep Silicon Valley connections and broad network will be helpful to the Company. Professor McCluskey served as the first President of the IEEE Computer Society, and we are confident that he will add another novel, independent perspective to the Board. In addition to enhancing the Board with Professor McCluskey, our Nominating and Corporate Governance Committee is also evaluating other independent director candidates to add to the Board.

•	We are in the process of strengthening our finance department. We have commenced a retained search for a Chief Financial Officer, and we intend to expand our finance department.

•	We have made progress in controlling costs by reducing our headcount both internationally and domestically and renegotiating certain software licenses at considerable savings to the Company. We are committed to exercising fiscal discipline throughout our operations, and we expect to make further reductions in facilities, headcount and research and development in the future in order to better maximize stockholder value.

•	We have made significant progress from a product and technology perspective. Our Analog/ Mixed Signal business unit announced the availability of over 25 monitoring devices ranging from simple power-on-reset generators to sophisticated power monitoring and control devices. Additionally, we announced the availability of our family of zero delay buffers, which we believe is one of the most comprehensive in the industry. In addition, System Solutions introduced its extensive family of IEEE1149.1 compliant JTAG devices.
     In summary, we are optimistic about the prospects for our Analog/ Mixed Signal and System Solutions product lines, and as noted above we intend to distribute to our stockholders as soon as practicable a portion of the value we obtain through our liquidation of marketable securities and the disposition of the Alliance Venture Management (AVM) portfolio.
     Again, your vote is very important. Whether or not you plan to attend the meeting, we urge you to sign, date and return the enclosed WHITE proxy card as promptly as possible in the enclosed postage-paid envelope.
We thank you for your continued support.
Sincerely yours.

/s/ N. Damodar Reddy	/s/ Sanford L. Kane

N. Damodar Reddy Chairman of the Board, President, Chief Executive Officer and Interim Chief Financial Officer	Sanford L. Kane Lead Independent Director

/s/ Gregory E. Barton	/s/ Juan A. Benitez

Gregory E. Barton Director	Juan A. Benitez Director
Some of the statements in this letter constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from the results implied by these forward-looking statements, depending on a variety of factors, including the general state of the economy and other factors identified in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. We undertake no responsibility to update those statements.
If you have questions or need assistance in voting your shares, please call:
17 State Street, 10th Floor
New York, NY 10004
(866) 328-5442 (Toll Free)
Banks and Brokerage Firms please call:
(212) 440-9800

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